Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westmoreland Coal Company
     We consent to the incorporation by reference in the registration statement on Form S-1 relating to the resale by selling security holders of a common stock purchase warrant and shares of common stock of Westmoreland Coal Company of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Westmoreland Coal Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule I, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Westmoreland Coal Company.
     Our report on the consolidated financial statements dated March 13, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 14, 2009